EXHIBIT 5
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                                  WIGGIN & DANA
                              Three Stamford Plaza
                              301 Tresser Boulevard
                               Stamford, CT 06901
                             (203) 363-7600 (Phone)
                              (203) 363- 7676 (Fax)


June 7, 2000


Vion Pharmaceuticals, Inc.
4 Science Park
New Haven, CT  06511

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), by Vion Pharmaceuticals, Inc. (the "Company"), relating to 1,500,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), to be issued pursuant to the Company's Amended and Restated 1993 Stock Option Plan (the "Plan").

     As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the Shares being registered pursuant to the Registration Statement, when issued and paid for under the Plan in accordance with the terms of the Plan, will be duly authorized, legally issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                                    Very truly yours,


                                                    /s/ WIGGIN & DANA
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